Free Writing Prospectus pursuant to Rule 433 dated September 13, 2023 / Registration Statement No. 333-269296 STRUCTURED INVESTMENTS Opportunities in U.S. Equities GS Finance Corp.

Bearish PLUS Based on the Inverse Performance of the S&P 500® Index due April 3, 2024

Principal at Risk Securities

The Bearish Performance Leveraged Upside SecuritiesSM (PLUS) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated September 13, 2023, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Bearish PLUS Payoff Diagram*

200%
150%
135%
100%
50%
0%
Note Performance
Underlying Index Performance
88.333%
0%
50%
100%
150%
200%
Hypothetical Payment at Maturity as % of Stated Principal Amount
Hypothetical Final Index Value as % of Initial Index Value

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying index:	S&P 500® Index (Bloomberg symbol, “SPX Index”)
Pricing date:	expected to price on or about September 29, 2023
Original issue date:	expected to be October 4, 2023
Valuation date:	expected to be March 28, 2024
Stated maturity date:	expected to be April 3, 2024
Payment at maturity (for each $1,000 stated principal amount of your Bearish PLUS):

If the final index value is less than the initial index value, $1,000 + the leveraged downside payment, subject to the maximum payment at maturity

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is equal to or greater than the initial index value, $1,000 + ($1,000 × the inverse index percent change).

This amount will be equal to or less than the stated principal amount of $1,000 and could be as little as zero. However, in no case will the payment at maturity be less than zero.

		Hypothetical Final Index Value (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
		200.000%	0.000%
		175.000%	25.000%
		150.000%	50.000%
Leveraged downside payment:	$1,000 × leverage factor × inverse index percent change	125.000%	75.000%
		100.000%	100.000%
Leverage factor:	300% (applicable only if the final index value is less than the initial index value)	99.000%	103.000%
		97.000%	109.000%
Maximum payment at maturity (set on the pricing date):	at least $1,350.00 per Bearish PLUS (at least 135.00% of the stated principal amount)	95.000%	115.000%
		88.333%	135.000%
		75.000%	135.000%
Inverse index percent change:	(initial index value – final index value) / initial index value	50.000%	135.000%
		25.000%	135.000%
Initial index value:	the index closing value on the pricing date	0.000%	135.000%
Final index value:	the index closing value on the valuation date
CUSIP / ISIN:	40057WBP1 / US40057WBP14	*assumes a maximum payment at maturity of $1,350.00 per Bearish PLUS
Estimated value range:	$900 to $960 (which is less than the original issue price; see the accompanying preliminary pricing supplement)

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Bearish PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Bearish PLUS and certain risks.

About Your Bearish PLUS

The amount that you will be paid on your Bearish PLUS on the stated maturity date is based on the inverse performance of the S&P 500® Index as measured from the pricing date to and including the valuation date. By purchasing this note, you are taking the bearish view that the value of the S&P 500® Index will decline such that the final index value will be less than the initial index value (a positive inverse index percent change).

If the final index value is less than the initial index value (set on the pricing date), the return on your Bearish PLUS will be positive and equal to the product of the leverage factor of 300% multiplied by the inverse index percent change, subject to the maximum payment at maturity of at least $1,350.00 (set on the pricing date) per Bearish PLUS. You will not benefit from any decrease in the index below at least approximately 88.333% of the initial index value.

If the final index value is greater than the initial index value, the return on your Bearish PLUS will be negative in proportion to the percent increase in the value of the index and, if the final index value is at or above 200% of the initial index value, you will lose your entire investment in the notes.

The Bearish PLUS are for investors who take the bearish view that the value of the index will decline, such that the final index value will be less than the initial index value, but not by more than at least approximately 11.667% and are willing to forgo interest payments and risk losing their entire investment for the potential to earn 300% of any positive inverse index percent change of the underlying index, subject to the maximum payment at maturity.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 36, general terms supplement no. 8,999 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 36, general terms supplement no. 8,999 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 36, general terms supplement no. 8,999 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The Bearish PLUS are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated September 13, 2023
•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 36 dated August 28, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Bearish PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Bearish PLUS and certain risks.

RISK FACTORS

An investment in the Bearish PLUS is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 8,999, accompanying underlier supplement no. 36, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 36, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Bearish PLUS are a riskier investment than ordinary debt securities. Also, your Bearish PLUS are not equivalent to investing directly in the underlying index stocks, i.e., the stocks comprising the underlying index to which your Bearish PLUS are linked. You should carefully consider whether the offered Bearish PLUS are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Your Bearish PLUS Do Not Bear Interest
▪
You May Lose Your Entire Investment in the Bearish PLUS
▪
The Bearish PLUS are Bearish Investments
▪
The Bearish PLUS Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Return on Your Bearish PLUS Will Be Limited
▪
The Return on Your Bearish PLUS Will Not Reflect Any Dividends Paid on the Underlying Index Stocks
▪
The Estimated Value of Your Bearish PLUS At the Time the Terms of Your Bearish PLUS Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Bearish PLUS
▪
The Amount Payable on Your Bearish PLUS Is Not Linked to the Value of the Underlying Index at Any Time Other than the Valuation Date
▪
The Market Value of Your Bearish PLUS May Be Influenced by Many Unpredictable Factors
▪
Your Bearish PLUS May Not Have an Active Trading Market
▪
If the Value of the Underlying Index Changes, the Market Value of Your Bearish PLUS May Not Change in the Same Manner
▪
Investing in the Bearish PLUS is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Bearish PLUS at a Different Issue Price
▪
If You Purchase Your Bearish PLUS at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Bearish PLUS Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Bearish PLUS Will be Negatively Affected

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Bearish PLUS and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Bearish PLUS
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Bearish PLUS
▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Underlying Index

▪
The Policies of the Underlying Index Publisher and Changes That Affect the Underlying Index or the Underlying Index Stocks Comprising the Underlying Index Could Affect the Payment at Maturity and the Market Value of the Bearish PLUS

Risks Related to Tax

▪
The Tax Consequences of an Investment in Your Bearish PLUS Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Bearish PLUS, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Bearish PLUS to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Bearish PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Bearish PLUS and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,999:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
Past Performance is No Guide to Future Performance
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 36:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

For details about the license agreement between the underlying index publisher and the issuer, see “The Underliers - S&P 500® Index” on page S-107 of the accompanying underlier supplement no. 36.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Bearish PLUS, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Bearish PLUS without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying index (including historical index closing values), the terms of the Bearish PLUS and certain risks.